Exhibit 11

                       JAMES RIVER CORPORATION
                             of Virginia

                COMPUTATION OF EARNINGS PER SHARE (a)
             For the Three Years Ended December 25, 1994
                (in thousands, except per share data)

                                             Year Ended
                                   December     December      December
PRIMARY                            25, 1994     26, 1993      27, 1992
Net loss                          $(12,959)       $(346)    $(427,340)

Less preferred stock dividend
   requirements (b)                (45,839)     (32,822)      (26,494)

Net loss, as adjusted for
    the primary calculation       $(58,798)    $(33,168)    $(453,834)

Weighted average number of
    common shares and common
    share equivalents:

Common shares outstanding           81,671       81,609        81,559

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                                                   1,048

Less assumed acquisition of
   common shares, using proceeds
   from stock options and a
   deferred stock award plan,
   under the treasury stock method                               (851)


                                    81,671       81,609        81,756

Primary loss per share               $(.72)       $(.40)       $(5.55)

  (a) See Note 1 of Notes to Consolidated Financial Statements in the 1994 Annual Report.

(b) See Note 12 of Notes to Consolidated Financial Statements in the 1994 Annual Report.

                                    E-5

Exhibit 11 (Continued)

                       JAMES RIVER CORPORATION
                             of Virginia

                COMPUTATION OF EARNINGS PER SHARE (a)
             For the Three Years Ended December 25, 1994
                (in thousands, except per share data)

                                               Year Ended
                                   December     December      December
FULLY DILUTED                      25, 1994     26, 1993      27, 1992
Net loss                          $(12,959)       $(346)    $(427,340)

Less preferred stock dividend
   requirements (b)                (45,839)     (32,822)      (26,494)

Net loss, as adjusted for
   the fully diluted
   calculation                    $(58,798)    $(33,168)    $(453,834)

Weighted average number of
   common shares and common share
   equivalents:

Common shares outstanding           81,671       81,609        81,559

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                                                   1,048

Less assumed acquisition of
   common shares, using
   proceeds from stock options
   and a deferred stock award
   plan, under the treasury stock
   method                                                        (851)


                                    81,671       81,609        81,756

Fully diluted loss per share         $(.72)       $(.40)       $(5.55)

(a) See Note 1 of Notes to Consolidated Financial Statements in the 1994 Annual Report.

(b) See Note 12 of Notes to Consolidated Financial Statements in the 1994 Annual Report.